Exhibit 5.1

April 17, 2006

DOV Pharmaceutical, Inc.
Continental Plaza
433 Hackensack Avenue
Hackensack, New Jersey 07601

Re: Registration Statement on Form S-8 for Additional Shares

Ladies and Gentlemen:

We are furnishing this opinion to you in our capacity as counsel to DOV Pharmaceutical, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 to which a copy of this opinion will be attached as an exhibit (the “Registration Statement”), relating to a total of 661,530 shares of the Company’s common stock, par value $.0001 per share consisting of (i) an additional 376,530 shares of Common Stock (the “Plan Shares”) that the Company may issue pursuant to its 2000 Stock Option and Grant Plan, as amended (the “Plan”), and (ii) 285,000 shares of Common Stock (the “Grant Agreement Shares”) issuable upon exercise of a Stock Option Agreement, grant date December 1, 2005, between the Company and Scott Myers (the “Grant Agreement”).

As such counsel, we have examined the corporate records of the Company, including its Fourth Amended and Restated Certificate of Incorporation, as amended, Bylaws, as amended, minutes of meetings of its Board of Directors and shareholders, and such other documents as we have deemed necessary as a basis for the opinions herein expressed.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion as to the laws of any jurisdiction other than the laws of the United States of America and the Delaware General Corporation Law (which includes applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting the Delaware General Corporation Law and applicable provisions of the Delaware Constitution), and express no opinion with respect to the blue sky or securities laws of any state, including, without limitation, Delaware.

Based upon the foregoing, and having regard for such legal considerations as we deemed relevant, we are of the opinion that, upon (i) issuance and delivery of the Plan Shares against payment therefor in accordance with the terms of the Plan and any agreement thereunder, the Plan Shares will be validly issued, fully paid and nonassessable, and (ii) upon issuance and delivery of the Grant Agreement Shares against payment therefor in accordance with the terms of the Grant Agreement, the Grant Agreement Shares will be validly issued, fully paid and nonassessable.

The foregoing assumes all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to the reference of our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP